October 24, 2017

Office of the Chief Accountant

Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated October 24, 2017 of Grand Havana, Inc. (the "Company) to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A
West Palm Beach, FL